INFORMATION HEREIN MARKED WITH "[CT REQUESTED]" HAS BEEN DELETED
PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED WITH THE
SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER
THE SECURITIES EXCHANGE ACT OF 1934.



             SHAREHOLDERS AND SUBSCRIPTION AGREEMENT

This agreement is made on 3 June 1996 Between: AMERICAN BANKNOTE AUSTRALASIA HOLDINGS INC., a company incorporated in the United States of America, of 200 Park Avenue, 49th Floor, New York 10166, New York, USA ("ABN") And: LEIGH-MARDON PTY LIMITED (ACN 004 432 633), a company incorporated in Australia, of 679 Victoria Street, Abbotsford, Victoria, Australia ("LM") And:
AMERICAN BANKNOTE AUSTRALASIA LIMITED (ACN 072 664 692), a company incorporated in Australia, of 525 Collins Street, Melbourne, Victoria, Australia ("Company")

RECITALS:

Leigh-Mardon Pty Limited, Containers Packaging (N.Z.) Limited, Kiwi Packaging (Cartons) Ltd, Leigh-Mardon (N.Z.) Limited, ABN Security Pty Ltd (ACN 072 977 292) ("Business Purchaser"), ABN Holdings Pty Ltd (ACN 072 977 229) ("Fortronic Shares Purchaser"), ABN Pacific Pty Ltd (ACN 072 977 265 ("PSS Shares Purchaser"), ABN New Zealand Limited ("New Zealand Purchaser"), the Company and Containers Pty Ltd (ACN 004 275 165) have entered into various agreements dated 10 April 1996 to the effect that:
(a) the Fortronic Shares Purchaser is to purchase shares in Fortronic Technology Pty Ltd (ACN 006 412 657), [CT REQUESTED] (ACN 002 752 730) and the Business Purchaser is to purchase certain assets and assume certain liabilities and obligations relating to the Australian Business ("Australian Sale Agreement"); and (b) the New Zealand Purchaser is to purchase certain assets and assume certain liabilities and obligations relating to the New Zealand Business ("NZ Sale Agreement"), (the
"Acquisition"). B.   As part of the funding for the Acquisition
and in accordance with the Underwriting Agreement, ABN and LM have each agreed to subscribe for certain shares in the Company on the terms and conditions of this agreement.

OPERATIVE PROVISIONS: INTERPRETATION The following words have these meanings in this agreement unless the contrary intention appears. Acquisition Agreement means the Australian Sale Agreement and the New Zealand Sale Agreement. Articles means the articles of association of the Company as altered or added to from time to time, the initial form of which is set out in annexure A. Australian Business has the meaning given to the term "Business" in the Australian Sale Agreement. Board means some or all of the Directors acting as a board of the Company. Business means collectively the Australian Business and the New Zealand Business. Business Day means a day on which banks are open for general banking business in Victoria. Chairman means the person appointed as such under clause 4(b), the first of whom will be Morris Weissman. [CT REQUESTED] or interested in a material respect anywhere in the world in: [CT REQUESTED] Commencement Date means the date which is defined as the First Completion Date in the Australia Sale Agreement. Director means a director of the Company. First Completion has the meaning given to that term in the Australian Sale Agreement. Group means the Company and all Subsidiaries of the Company from time to time. LM Shares means the Shares held by LM from time to time. New Zealand Business has the meaning given to the term "Business" in the New Zealand Sale Agreement. Party means a party to this agreement. Related Body Corporate has the same meaning as in the Corporations Law. Senior Debt means the terms cash advance of approximately [CT REQUESTED] to [CT REQUESTED] made by a syndicate of banks managed by BT Management Services Pty Limited (ACN 008 640 168) to the Company effective on or about the Commencement Date. Share means an ordinary issued share of $1.00 in the capital of the Company. Shareholder means either of ABN and LM. Subsidiary has the same meaning as in the Corporations Law. Underwriting Agreement means the underwriting agreement entered into by LM, the Company and ABN on 10 April 1996. In this agreement unless the contrary intention appears: a reference to a clause, schedule, annexure or appendix is a reference to a clause of or schedule, annexure or appendix to this agreement and references to this agreement include any recital, schedule, annexure or appendix; a reference to this agreement or another instrument includes any variation or replacement of either of them; a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them; the singular includes the plural and vice versa; the word person includes a firm, a body corporate, an unincorporated association or an authority; a reference to a person includes a reference to the person's executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and assigns; an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally; an agreement, representation or warranty on the part of two or more persons binds them jointly and severally; if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day; a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later; and if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day. Headings are inserted for convenience and do not affect the interpretation of this agreement. For the purposes of this agreement, ABN may hold Shares itself or through a nominee and LM may hold Shares itself or through a nominee and, in any such event, ABN or LM (as the case may be) will procure the execution by its nominee of a deed of adherence under which it agrees to be bound by all of the terms of this agreement.

COMMENCEMENT DATE EVENTS The Parties agree to take all requisite steps within their power to procure, on the Commencement Date: the Articles to be to the effect set out in annexure A; the authorised capital of the Company to be $1 billion divided into 1 billion ordinary shares of $1.00 each; that: ABN (or a nominee of ABN) subscribes for [CT REQUESTED] Shares at par and pays the issue price for them (being [CT REQUESTED]) to the Company; LM (or a nominee of LM) subscribes for [CT REQUESTED] Shares at a premium of [CT REQUESTED] and pays the issue price for them (being [CT REQUESTED]) to the Company, and the Company allots and issues those Shares; the Board to be constituted in accordance with clause 4; and each Share to be issued so that: each Share carries with it the right to one vote; and dividends are payable by the Company, as declared from time to time by the Directors, proportionately to the par value of the Shares. Each of the events specified in clause 2.1 is interdependent with each of the others and none of them shall be deemed to have occurred unless all of them have occurred. Payments of amounts referred to in clause 2.1 must be made by bank cheque.

CONDITION PRECEDENT Notwithstanding clause 2.1, subscription for the Shares is conditional on First Completion. For the purpose of removing doubt, it is acknowledged by the Parties that this condition will be fulfilled if (and only if) subscription for the Shares in accordance with clause 2.1 occurs simultaneously with First Completion. BOARD OF DIRECTORS The Parties agree to procure that the Articles at all times contain provisions to the following effect:

Unless otherwise agreed by the Shareholders, the Board is to consist of no more than [CT REQUESTED] Directors of which: for so long as LM holds more than [CT REQUESTED] but [CT REQUESTED] or less of all Shares: (A) ABN is entitled to appoint [CT
REQUESTED] Directors; and

(B)  LM is entitled to appoint [CT REQUESTED] Director; and

for so long as LM holds more than [CT REQUESTED] of all Shares:
(A)  ABN is entitled to appoint [CT REQUESTED] Directors; and

(B)  LM is entitled to appoint [CT REQUESTED] Directors.

Each Shareholder is entitled to remove any Director appointed by it under clause 4(a)(i)(A) or (B) or 4(a)(ii)(A) or (B) and to replace a Director so appointed by it who vacates office for any reason.

ABN is entitled to appoint, remove and replace a chairman from its appointed Directors. An appointment, removal or replacement of a Director or Chairman must be notified in writing to the Company. An appointment, removal or replacement is effective on delivery of the notice to the registered office of the Company or from any later time specified in the notice. Each Director may appoint an alternate director or a proxy or both, in accordance with the Articles. The quorum for meetings of Directors is the presence in person or by alternate or proxy of: where LM has appointed a Director in accordance with clause 4(a)(i)(B) or
(ii)(B), three Directors which include a Director so appointed by LM unless waived by LM; and where LM has not appointed a Director in accordance with clause 4(a)(i)(B) or (ii)(B), any two Directors. Initialled However, if a meeting of Directors cannot proceed because of the absence of a Director appointed by LM in accordance with clause 4(a)(i)(B) or (ii)(B), and the meeting is reconvened in accordance with the Articles, the quorum for the reconvened meeting is any three two Directors, regardless of the identity of their appointors. (f) Decisions at meetings of Directors are to be made by a simple majority of votes. The Chairman is entitled to cast both a deliberative and a casting vote at meetings of Directors and Shareholders.

RESPONSIBILITIES OF THE BOARD, PARTIES, COMPANY AND SHAREHOLDERS General Responsibilities of the Board Subject to this agreement, the Board is to be responsible for managing the Business and affairs of the Group, including but not limited to: establishing the general policies of the Group; establishing the strategic priorities and objectives of the Group; establishing the financial objectives and criteria of the Group; determining matters of a major or unusual nature which are not in the ordinary course of business of the Group; and developing and adopting by the first day of each financial year of the Group a business plan and budget for the ensuing financial year. Specific Responsibilities of the Parties Each Party agrees to take steps which for the time being are within its power and are necessary to procure that: the Group has complete independence in its operations and transacts all of its business on arm's length terms unless the Shareholders agree otherwise or unless in accordance with the terms of the Senior Debt; the Board of the
Company: appoints Deloitte Touche Tohmatsu as the first auditors of the Group (but without prejudice to the appointment of KPMG to undertake the completion audit as referred to in clause 4 of the Australian Sale Agreement and clause 4 of the New Zealand Sale Agreement); appoints National Australia Bank Limited as the first bankers to the Group; and resolves that the registered office of the Company and head office of the Group be at 1144 Nepean Highway, Highett, Victoria; the Board meets quarterly or more frequently (as necessary to comply with its obligations) as reasonably requested by any Director; Board meetings are held in Melbourne or Sydney unless the Directors agree otherwise; except where a Director consents to shorter notice or where a Director otherwise attends a meeting having been given shorter notice, at least 14 days' notice is given to each Director of all meetings of the Board together with an agenda specifying in reasonable detail the matters to be discussed at the relevant meeting and any relevant papers for discussion at that meeting; a copy of the agenda and the relevant papers are given to each Shareholder at the same time as they are given to each Director; and the actions of each Subsidiary of the Company are consistent in every material respect with the obligations of the Company under this agreement. [CT REQUESTED] [CT REQUESTED] of Shareholders is required before the Company may: [CT REQUESTED] in any way; [CT REQUESTED] in any way; or [CT REQUESTED] in any way. [CT REQUESTED] At least 30 days before the commencement of each financial year of the Company, the Company shall prepare and submit to the Directors for approval a detailed draft operating budget for the Group for that next financial year. The budget must be on a calendar month basis and must include estimated major items of revenue and capital expenditure and be accompanied by a cash-flow forecast and a balance sheet showing the projected position of the Group as at the end of that next financial year. The Board shall consider and vote on each budget at least 14 days before the commencement of the financial year to which it relates. The Board may approve a budget with or without amendment, and give conditional or unconditional approval of any item in the budget. Approval of an item in a budget constitutes authority for the managing director of the Company to undertake all relevant action and incur all approved expenditure in relation to that item subject to compliance with any condition of that approval. The Company may, if at any time circumstances require it, prepare a revised or supplementary budget and submit it to the Directors for approval at a meeting of the Board convened at least 14 days before the proposed implementation date of the revised or supplementary budget. Financial information The Company shall provide to each Director: as soon as practicable (and in any event not later than 30 days) after the end of each calendar quarter, unaudited management accounts which must include a detailed profit and loss account, balance sheet and cash-flow statement, an analysis of sales and other revenues, a review of the budget together with a reconciliation of results with revenue and capital budgets for the corresponding quarter and a statement of the source and application of funds for that quarter; as soon as practicable after the end of each of its financial years, copies of the audited balance sheet and profit and loss account of the Group; and any other information the Shareholders may at any time reasonably require as to any material matter relating to the Business or the financial condition of the Group. FUNDING Except as provided in this agreement, no Shareholder is obliged to provide any future funding to the Group or to guarantee or support any obligations in respect of any future funding to the Group by any other person.

SHAREHOLDER APPROVALS The Shareholders will procure that no action is taken or resolution passed by the Company in respect of the following matters except with the approval of a special resolution [CT REQUESTED] of Shareholders: a transaction or series of related transactions (whether at one time or over a period of time) involving [CT REQUESTED] of the Group as shown in the latest audited balance sheet of the Group; the entering into of a transaction or series of related transactions (whether at one time or over a period of time) involving the incurring of any [CT REQUESTED] by the Group, in any period of [CT REQUESTED], of an amount equal to or exceeding [CT REQUESTED] excluding transactions authorised expressly or impliedly in any capital expenditure budget; the cessation of any material business operation of the Group or a material change in the nature or scope of the business of the Group; and the change of domicile or place of incorporation of the Company.

EXIT BY LM ABN must use its reasonable endeavours to arrange for the sale of the LM Shares within 5 years, whether by private or public sale or public flotation or any other means agreed to by LM.

PRE-EMPTIVE RIGHTS The Parties agree to procure that the Articles at all times contain provisions to the following effect: any Shareholder wishing to sell all or any of its Shares (other than to a Related Body Corporate of the Shareholder) ("Selling Shareholder") must first offer all of the Shares it wishes to sell to each other Shareholder in the Company ("Offeree Shareholders") on terms the same as and at a price equal to or less than the terms on which and the price at which the Selling Shareholder proposes to sell the Shares; the Offeree Shareholders are given at least 45 days to decide whether to accept the offer by the Selling Shareholder; if some or all of the offers by the Selling Shareholder are accepted by Offeree Shareholders so that those Offeree Shareholders have accepted the offers in respect of more than the number of Shares covered by the offers, those acceptances will take effect on a pro rata basis by reference to the number of Shares then held by those Offeree Shareholders. If some or all of the offers by the Selling Shareholder are accepted by Offeree Shareholders so that those Offeree Shareholders have accepted the offers in respect of the same number of Shares covered by the offers, those acceptances will take effect accordingly. If some or all of the offers by the Selling Shareholder are not accepted by Offeree Shareholders so that Offeree Shareholders have accepted the offers in respect of none of, or less than, the number of Shares covered by the offers, those acceptances (if any) will take effect accordingly and the Selling Shareholder may sell its remaining Shares on terms the same as the terms and at the price or a higher price than the price offered in accordance with clause 9(a) at any time in the 60 days following the expiry of the offer period of 45 days referred to in clause 9(b); if the Selling Shareholder does not sell its remaining Shares on such terms and at such price in those 60 days, this clause 9 shall thereafter continue to apply in respect of those remaining Shares; any purchaser of Shares under clause 9(c) must execute a deed of adherence under which it agrees to be bound by all of the terms of this agreement; and notwithstanding anything else in this clause 9, LM is not at any time permitted to sell all or any of its Shares to a Competitor. DISPUTE RESOLUTION Endeavour to settle If a dispute arises between the Parties in connection with, or if a Party considers that another Party has breached its obligations under, this agreement, the Parties undertake in good faith to use all reasonable endeavours to settle the dispute. Arbitration If: a Party has given to the other Parties notice of a dispute in connection with this agreement; and the Parties are unable in good faith to settle the dispute within 30 days after the notice has been received by the other Parties, then the dispute may be submitted to an arbitrator for arbitration in accordance with this clause 10. The period of time referred to in paragraph (b) may be extended by agreement between the Parties. Procedure of arbitration If a Party wishes to submit a dispute to arbitration it must notify the other Parties of its wish to do so within 14 days after the period referred to in clause 10.2 has expired.
The following procedures apply to the appointment of an arbitrator for the purposes of any arbitration proceedings under this clause: the Parties must meet to attempt to agree to appoint an arbitrator within 14 days after receipt of the notification referred to in clause 10.3; if the Parties do not agree on the arbitrator to be appointed within the period referred to in paragraph (a), the Party seeking arbitration must request the President or Acting President of the Institute of Arbitrators of Australia to appoint an arbitrator within 14 days after the request is made. The arbitration is to be conducted in accordance with the Institute of Arbitrators of Australia Rules for the Conduct of Commercial Arbitration. The Parties agree to request the arbitrator to make his determination within 3 months after the dispute is submitted for arbitration. The Parties may be represented at the arbitration by a duly qualified legal practitioner or other representative. The award of the arbitrator (whether unanimous or not) is final and binding upon all Parties and the award may be registered, or judgment upon the award obtained, in any court of competent jurisdiction. As part of the arbitration award, the Parties agree to request the arbitrator to allocate the costs and expenses of the arbitration amongst the Parties in a manner deemed equitable by the arbitrator.

To the maximum extent permitted by law, the Parties agree not to, and waive their rights to, commence proceedings in any court or to commence any administrative proceedings in relation to any dispute in connection with this agreement and, for the avoidance of doubt, a Party may not commence any judicial or administrative proceeding in connection with a dispute arising in connection with this agreement unless and until an award has been made by the arbitrator appointed under this clause 10.

TERMINATION Termination Events This agreement is terminated on the earliest to occur of the following: on the date agreed by the Shareholders; when one Shareholder becomes the holder or becomes entitled to become the holder of all the Shares; when LM and its Related Bodies Corporate cease to be or to be entitled to be the holder of any LM Shares. Accrued rights survive Termination of this agreement does not affect any accrued rights or liabilities of a Party.

INCONSISTENCY WITH ARTICLES The Parties intend that if an inconsistency arises between the Articles and this agreement, this agreement should prevail to the extent of the inconsistency and each Party agrees to take any steps which for the time being are within its power and are necessary to procure that the Articles are altered to eliminate the inconsistency.

NOTICES A notice, approval, consent, or other communication in connection with this agreement: must be in writing; must be left at the address of the addressee or, except where it is required to be delivered, sent by prepaid ordinary post (airmail if posted to or from a place outside Australia) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number. The address and facsimile number of each
Party is: ABN and the Company Address:       49th Floor, 200 Park
Avenue, New York Facsimile:     (1212) 5829201 New York, USA
Attention:     Mr M. Weissman LM Address:       679 Victoria
Street, Abbotsford, Victoria Facsimile:     (613) 9320 8392
Attention:     The Company Secretary A notice, approval, consent
or other communication takes effect from the time it is received unless a later time is specified in it. A letter or facsimile is taken to be received: in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

MISCELLANEOUS Exercise of Rights A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a Party to exercise or delay in exercising a right, power or remedy does not prevent its exercise. Waiver and variation A provision of or a right created under this agreement may not be: waived except in writing signed by the Party granting the waiver; or varied except in writing signed by the Parties. Approvals and consents A Party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this agreement expressly provides otherwise. Remedies cumulative The rights, powers and remedies provided in this agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this agreement. Survival of warranties and indemnities Each warranty and indemnity in this agreement is a continuing obligation, separate and independent from the other obligations of the Parties and survives termination of this agreement. Further assurances Each Party agrees, at its own expense, on the request of another Party, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it, including, but not limited to, the execution of documents, and to use all reasonable endeavours to cause relevant third parties to do likewise. No partnership Nothing contained or implied in this agreement constitutes a Party the partner, trustee, agent or representative of another Party or for any purpose or creates any partnership, agency or trust, and no Party has any authority to bind another Party in any way.

REPRESENTATIONS AND WARRANTIES Each Party represents and warrants to each other Party that (except as expressly disclosed in this agreement or consented to by the other Party) each of the following statements is true and correct and will be true and correct at the Commencement Date. It is a corporation duly incorporated and validly existing under the laws of the place of its incorporation. It has the power to enter into and perform its obligations under this agreement, to carry out the transactions contemplated by this agreement and to carry on its business as now conducted or contemplated. It has taken all necessary corporate action to authorise the entry into and performance of this agreement and to carry out the transactions contemplated by this agreement. This agreement is its valid and binding obligation enforceable in accordance with its terms, subject to any necessary stamping and registration. The execution and performance by it of this agreement and each transaction contemplated under this agreement did not and will not violate in any respect a provision of: a law or treaty or a judgment, ruling, order or decree of a government or governmental authority or agency binding on it; its memorandum or articles of association or other constituent documents; or any other document or agreement which is binding on it or its assets.

ENTIRE AGREEMENT This agreement and the agreements contemplated by this agreement constitute the entire agreement of the Parties with reference to the subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.

COSTS AND STAMP DUTY Each Party must pay its own costs (including, without limitation, legal costs and the costs of financial advisors) and expenses arising out of the preparation, execution, completion and carrying into effect of this agreement and other related documentation. ABN agrees to bear all stamp duty payable or assessed in connection with this agreement, other than stamp duty payable on any transfer of LM Shares to a person other than ABN or any of its Related Bodies Corporate.

GOVERNING LAW This agreement and the transactions contemplated by this agreement are governed by the law in force in Victoria.

EXECUTED as an agreement.

THE COMMON SEAL of AMERICAN BANKNOTE AUSTRALASIA HOLDINGS INC. is affixed in accordance with its articles of association in the presence of:

 ) ) ) )



Morris Weissman .................................. Signature of
authorised person Director ..................................
Office held MORRIS WEISSMAN ..................................
Name of authorised person (block letters)



 Morris Weissman, as attorney in fact for Harvey Kesner
 ................................. Signature of authorised person

    Director ................................. Office held
Morris Weissman ................................. Name of
authorised person (block letters)

 SIGNED FOR AND ON BEHALF of LEIGH-MARDON PTY LIMITED by its authorised attorney in the presence of:

 ) ) ) )

 Cathy Heeley .................................. Signature of
witness

 .................................. Office held Catherine Heeley
 .................................. Name of witness (block
letters)



P Goodman ................................. Signature of
authorised person      Attorney .................................
Office held       Paul Jeffrey Goodman
 ................................. Name of authorised person
(block letters)



THE COMMON SEAL of AMERICAN BANKNOTE AUSTRALASIA LIMITED is affixed in accordance with its articles of association in the presence of:

 ) ) ) ) Common Seal for American Banknote Australasia Limited affixed

Morris Weissman .................................. Signature of
authorised person Director ..................................
Office held Morris Weissman ..................................
Name of authorised person (block letters)



 Phillip John McIntyre Gray .................................
Signature of authorised person       Director
 ................................. Office held       PHILLIP JOHN
MCINTYRE GRAY ................................. Name of
authorised person (block letters)